Exhibit 10.1

CERTAIN INFORMATION IDENTIFIED BY BRACKETED ASTERISKS ([***]) HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXCLUSIVE DISTRIBUTION AGREEMENT

THIS EXCLUSIVE DISTRIBUTION AGREEMENT (this “Agreement”) is made on May 13, 2022, (the “Commencement Date”) between INVO Bioscience Inc., a Nevada Corporation with a registered office at 5582 Broadcast Court, Sarasota, FL 34240 (“INVO”), Onesky Holdings Limited (“Onesky”), a Hong Kong company with its address of Room 2214, 22nd Floor, Mira Place Tower A, 132 Nathan Road, Tsim Sha Tsui, Kowloon, Hong Kong, and Guangzhou Kang Cheng Medical Devices Co., Limited (Chinese name: 广州康珵医疗器械有限公司) (“KangCheng”), an incorporation of the People’s Republic of China (“China”) with its registered office at Room 2701A R&F To-Win Building, 30 Hua Xia Road, Tianhe District, Guangzhou City, China 510623 (Onesky and KangCheng collectively as “DISTRIBUTOR”). INVO and DISTRIBUTOR may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, DISTRIBUTOR are distribution companies with the resources and expertise necessary to distribute medical devices such as the products manufactured by INVO, and KangCheng is the wholly-owned subsidiary of Onesky;

WHEREAS, INVO is the global manufacturer of the patented medical device (the “INVOcell”) and of affiliated medical devices and accessories that together enable a unique in vivo method of vaginal incubation (the “INVO Procedure”);

WHEREAS, DISTRIBUTOR desires to obtain from INVO and INVO desires to grant to DISTRIBUTOR, on the terms and conditions set forth below, the exclusive right to distribute the Products to Customers (including but not limiting qualified physicians and fertility clinics) within the Territory (“Products”, “Territory” and “Customers” are defined below); and

WHEREAS, INVO is entering into this Agreement based on assurances that DISTRIBUTOR will devote its best efforts to market and distribute certain Products in the Territory and will otherwise adhere to all the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are now and forever acknowledged and confessed, the Parties hereto agree as follows:

1. GRANT OF DISTRIBUTION RIGHTS

1.1.	Subject to all of the terms and conditions of this Agreement (including the attached Exhibits), INVO hereby grants the DISTRIBUTOR the exclusive right to distribute the INVO products (the “Products”) set forth on Exhibit A in the territory described in Exhibit B (the “Territory”) to customers in the Territory (the “Customers”). INVO further acknowledges that DISTRIBUTOR shall authorize KangCheng as the sole sub-distributor to propagate, sell and distribute the Product in the Territory, and to become listed as agent of the Products on NMPA (as defined in Section 4.3) approval. KangCheng shall have the right to establish second-tier sub-distributors (the “Sub-distributors”) to support distribution of the Products in the Territory. The appointment by DISTRIBUTOR of any Sub-distributors shall not relieve DITRIBUTOR from any of its undertakings herein. DISTRIBUTOR shall be responsible for ensuring that its Sub-distributors (including but not limiting KangCheng being the sole Sub-distributor of Onesky) fulfill all of the same obligations hereunder as DISTRIBUTOR, including without limitation all regulatory requirements, and DISTRIBUTOR will remain liable for any breach of the provisions hereof by any of its Sub-distributors. For the purpose of this Agreement, “Customers” refers to medical doctors, medical institutions, hospitals and/or clinics (including but not limiting INVO Centers operated directly or indirectly by INVO as provided in Section 4.7), person(s) or entity(s) that is domiciled inside the Territory, and person(s) or entity(s) outside the Territories who DISTRIBUTOR know or have reason to know intends to use or resell the Products inside the Territories.

1.2.	DISTRIBUTOR will not, and DISTRIBUTOR shall ensure that each of KangCheng and the Sub-distributors will not, utilize, re-sell or deliver any Products to any Parties located outside the Territory. DISTRIBUTOR will not, and DISTRIBUTOR shall ensure that each of KangCheng and the Sub-distributors will not, distribute or re-sell Products in the Territory to any person or entity, which DISTRIBUTOR knows or should know, will use, utilize, distribute, sell or deliver Products outside the Territory. DISTRIBUTOR will promptly notify INVO in writing of all sales requests received from potential customers inside or outside the Territory for Products, which are to be utilized, sold or delivered outside the Territory. INVO reserves the right to distribute, whether directly or indirectly, any and all Products worldwide without restriction outside of the DISTRIBUTOR’s defined Territory.

1.3.	INVO is entitled to apply for any license or set up one or more fertility clinics focused on the INVO Procedure (each, an “INVO Center”) inside or outside the Territory and enter into any partnership or joint venture agreement or license agreement directly or indirectly with other China partners for such purpose.

1.4.	INVO will promptly notify DISTRIBUTOR in writing of all requests received from potential customers inside the Territory looking to utilize the Products inside the Territory.

1.5.	Any other products to be purchased by DISTRIBUTOR from INVO during the term hereof and not included in Exhibit A, may be added to this Agreement by written amendment signed by the Parties.

2. TERM OF AGREEMENT AND EARLY TERMINATION

2.1.	This Agreement shall become effective on the Commencement Date and will remain in full force and effect for a period of five (5) years after the date of NMPA approval (the “Initial Term”), unless otherwise terminated in writing in accordance with the provisions of this Agreement. This Agreement shall automatically renew for successive two (2) year periods (the “Renewed Term”) unless written notice is given by either Party ninety (90) days prior to the expiry of the Initial Term or each Renewed Term (the Initial Term and Renewal Term collectively are referred to herein as the “Term”).

2.2.	Early Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated before its normal expiration date under the following circumstances:

2.2.1.	If either Party defaults in the performance of any of its obligations under this Agreement (including but not limiting the DISTRIBUTOR’s obligation to purchase minimum quantities as set forth in Exhibit D hereto), the other Party may give written notice to the defaulting Party specifying the nature and the extent of the default and demanding a cure to the default. The defaulting Party will then have thirty (30) days to cure each default. If the default is not cured within thirty (30) days of the date of notice, then the aggrieved Party may by written notice terminate this Agreement effective immediately upon the defaulting Party’s receipt of the notice.

2.2.2.	If either Party becomes bankrupt or insolvent or makes an assignment for the benefit of its creditors, or has a receiver appointed for it or for any of its properties, the other Party will have the right to terminate this Agreement effective immediately upon the date of written notice to the other Party. All outstanding debts will be required to be paid to the other Party within thirty (30) days of such notice.

2.2.3.	Immediately upon written notice to the other Party in the event that any other agreement existing between INVO (or its affiliates) and DISTRIBUTOR (or its affiliates) terminates for cause during the term of this Agreement.

2.2.4.	In the event there shall be a change in applicable country statutes, local statutes, case law, administrative interpretations, regulations or general instructions, the adoption of new federal or local legislation, or a change in any third-party reimbursement system, any of which are reasonably likely to materially and adversely affect the manner in which either Party may perform or be compensated under this Agreement or which shall make this Agreement or any related agreements unlawful or unenforceable, or which would be reasonably likely to subject either Party to this Agreement, or any member, manager, officer, director, employee, agent or affiliated organization to any civil or criminal penalties or administrative sanctions, the Parties shall as soon as practicable use their best efforts to enter into a new distribution arrangement or basis for compensation for the distributorship furnished pursuant to this Agreement that complies with the applicable new laws, regulations, or policies, or which eliminates the possibility of any penalties, sanctions or unenforceability, and that approximates as closely as possible the economic position of the Parties prior to the change.

2.2.5.	Immediately without notice, in the event any Products sold to DISTRIBUTOR are subsequently and intentionally sold, or distributed, delivered to any group, person or persons domiciled outside the Territory.

2.2.6.	INVO is entitled to terminate this Agreement with immediate effect upon receipt of any written notice (with reasonable evidence) of non-compliance of any law, administrative interpretations or regulations of the Territory and other Applicable Law (as defined below) by DISTRIBUTOR relating to the use, sales and distribution of the Products, PROVIDED HOWEVER THAT, INVO is obliged to conduct investigation against DISTRIBUTOR before delivering termination notice by disclosing to DISTRIBUTOR in writing such evidence of non-compliance, and DISTRIBUTOR shall be entitled to defense against such allegation, or otherwise cured such non-compliance within reasonable period of time..

2.3.	Obligations Upon Termination or Expiration.

2.3.1.	Immediately upon the termination or expiration of this Agreement, DISTRIBUTOR’s distributorship will terminate and all of DISTRIBUTOR’s rights under this Agreement will terminate, excluding the right to any overdue payments or fees. Following any expiration or termination of this Agreement, DISTRIBUTOR will, within thirty (30) days of such date of expiration or early termination, return to INVO all unused Products in its inventory (“Current Stock”). DISTRIBUTOR shall also provide a list of the Current Stock within fifteen (15) days of such date of expiration or early termination. INVO will refund DISTRIBUTOR within thirty (30) days of receipt of such returned Current Stock the purchase price paid by DISTRIBUTOR for any Current Stock that are unpacked regardless of remaining Shelf Life. INVO shall refund an amount that is in excess of any and all amounts due to INVO under this Agreement or otherwise. Such refund commitment shall be subject to DISTRIBUTOR returning the Current Stock in the same condition as shipped by INVO to DISTRIBUTOR. For the purpose of clarity, DISTRIBUTOR shall be also responsible for the export tax and all reasonable freight costs associated with shipping such Current Stock back to INVO. For the purpose of this Agreement, “Shelf Life” refers to expiry date of the Product, which is 6 years.

2.3.2.	Promptly upon termination or expiration of this Agreement, DISTRIBUTOR will provide INVO with a complete and detailed customer list, including contact information, to whom DISTRIBUTOR sold Products to.

2.3.3.	The termination or expiration of this Agreement will operate as a cancellation, as of the date of the termination or expiration, of all orders which have not been shipped by INVO to DISTRIBUTOR and, thereafter, INVO will not be obligated to fill such orders. DISTRIBUTOR will not be obligated to take any orders that have not been shipped by INVO, and orders that have not arrived at Port Of Destination (defined below in Section 3.7) upon termination date. Within thirty (30) days after the date of termination or expiration of this Agreement, DISTRIBUTOR will pay all outstanding invoices deducting such invoiced amount relating to orders that have not arrived at Port Of Destination upon termination date, and deliver to INVO any and all other sums due to INVO from DISTRIBUTOR under this Agreement, and will return to INVO all trade secret and Confidential Information belonging to INVO, along with any and all sales aids which INVO may have supplied to DISTRIBUTOR under this Agreement.

2.3.4.	In the event of the termination of this Agreement by INVO pursuant to Sections 2.2.1 or 2.2.3, INVO will have the right to withhold payment of any amounts owed by INVO under this Agreement as a set-off against any damages, including fines and attorneys’ fees, which INVO incurs as a result of DISTRIBUTOR’s default.

2.4.	Upon the expiration or effective date of termination of this Agreement, DISTRIBUTOR will immediately remove from its premises, website and elsewhere all signs, promotion and advertising relating to being the exclusive distributor of INVO and the Products, and will stop all use of any trademark, trade name, branding and logos used by INVO in promoting its products and services or associated with the Products, including, but not limited to, those listed in Exhibit F hereto (the “INVO Trademarks”). DISTRIBUTOR will also ensure that any and all use by any affiliate (including KangCheng) or subsidiary of DISTRIBUTOR or others claiming rights from DISTRIBUTOR (the “Affiliates”) will immediately cease. Without INVO’s written consent, any name, title or expression in connection with any business in which DISTRIBUTOR or any Affiliate is engaged in, which, in the judgment of INVO, resembles any trademark or trade name, or part thereof, owned by INVO, including the INVO Trademarks, and likely to lead to confusion or uncertainty on the part of the public, will no longer be used by DISTRIBUTOR and any Affiliate.

2.4.1.	Upon the expiration or effective date of termination of this Agreement, INVO will immediately remove from its premises, website and elsewhere all signs and advertising relating to DISTRIBUTOR and its affiliated businesses.

2.4.2.	It is understood by the Parties hereto that in the event of termination or expiration of this Agreement, INVO shall have no obligation whatsoever to reimburse or otherwise compensate DISTRIBUTOR, in whole or in part, for the capital or labor investment undertaken in connection with the storage or utilization of the Products, including without limitation its investment in personal or real property or any improvements thereto, any personnel employed by DISTRIBUTOR engaged in the use, handling, storage or utilization of the Products, for advertising, promotion or marketing efforts undertaken in connection with the Products, or to compensate or indemnify DISTRIBUTOR in any other way whatsoever, including without limitation on account of the loss of prospective profits on sales or commitments in connection with the business or goodwill of DISTRIBUTOR. DISTRIBUTOR acknowledges that (i) DISTRIBUTOR has no expectation and has received no assurances that its business relationship with INVO will continue beyond the stated term of this Agreement or it’s termination in accordance with the terms of this Agreement, or that any investment by DISTRIBUTOR in the promotion of Products will be recovered or recouped by virtue of this Agreement, and (ii) DISTRIBUTOR will not have or acquire any vested, proprietary or other right in the promotion of the Products or in any goodwill created by its efforts under this Agreement. THE PARTIES ACKNOWLEDGE THAT THIS SECTION HAS BEEN INCLUDED AS A MATERIAL INDUCEMENT FOR INVO TO ENTER INTO THIS AGREEMENT AND THAT INVO WOULD NOT HAVE ENTERED INTO THIS AGREEMENT BUT FOR THE LIMITATIONS OF LIABILITY OUTLINED IN THIS SECTION.

2.4.3.	The expiration or termination of this Agreement will not affect any existing obligation of either Party with respect to any already incurred and due payments or fees or to Confidential Information (as defined below).

3. TERMS AND CONDITIONS OF SALE TO DISTRIBUTOR

3.1.	Purchase Orders. DISTRIBUTOR will order Products from INVO, and INVO will sell Products to DISTRIBUTOR pursuant to the terms and conditions in this Agreement. In the event of a conflict between the terms of purchase order and the terms of this Agreement, the terms of this Agreement will control. Each confirmed purchase order will be an agreement between DISTRIBUTOR and INVO for the delivery of Products in accordance with this Agreement. The purchase order shall be deemed to have been accepted by INVO when INVO issues written confirmation to accept the purchase order or, in the absence of written acceptance of the purchase order, on the date that INVO commences delivery of the Products.

3.2.	Price. The price payable by DISTRIBUTOR for Products purchased from INVO will be the distributor prices outlined in Exhibit A to this Agreement (the “Prices”). All Prices are in United States Dollars, and are shipped EX Works (Incoterms 2010) INVO’s facilities. Prices do not include handling, shipping and insurance charges, nor any taxes, such as property, sales, use, or similar taxes. The payment of the full amount of all such fees, charges and/or taxes will be the responsibility of DISTRIBUTOR. If INVO is required to collect or pay any such fees, charges or taxes, the amounts so paid or collected will be billed to and reimbursed by DISTRIBUTOR. DISTRIBUTOR will provide INVO with appropriate sales tax exemption certificate numbers and forms along with other documentation satisfactory to the applicable taxing authorities to substantiate any claim of exemption from any such fees, charges or taxes. Nothing contained herein shall be deemed to limit in any way the right of DISTRIBUTOR to determine the prices at which or the terms on which the Products purchased by DISTRIBUTOR may be resold to its sub-distributor(s) and/or Customer(s) in the Territory.

3.3.	Payment. Payments to INVO for all orders will be paid by DISTRIBUTOR thirty (30 days) after the invoice date. Terms of payment are outlined in Exhibit A. All payments will be made in United States Dollars. Failure to make any payment when due will be deemed a material breach of this Agreement by DISTRIBUTOR and will entitle INVO to penalty interest on overdue and outstanding payments at the rate of one and one half percent (1.5%) per month until paid, beginning with the due date of the overdue and outstanding payment.

3.4.	INVO Remedies. In addition to any other legal or equitable remedies INVO may have, INVO reserves the right to refuse to accept or to cancel any orders placed by DISTRIBUTOR and accepted by INVO, or to refuse or delay shipment, if DISTRIBUTOR (i) fails to make any payment as provided for in this Agreement or an INVO invoice, (ii) fails to meet reasonable credit or financial requirements established by INVO, including any limitations on allowable credit, and/or (iii) otherwise fails to comply with the terms and conditions of this Agreement.

3.5.	Risk of Loss and Title to Products. Risk of loss or damage and Title to the Products will pass to DISTRIBUTOR when Products are loaded for shipment at the INVO facility, and INVO will have no further responsibility for any damages or losses to the Products, except when a defect is discovered upon opening a Product for immediate use. In such an event, INVO will be responsible to replace any Product in non-conformity, or deemed defective or contaminated; provided, however, that such Product is deemed defective during its recommended shelf life. INVO and DISTRIBUTOR will work together to obtain insurance policy(ies) from an insurance company satisfactory to INVO covering the Products in the amount equal to the order price, as far as such insurance company are commercially available in the Territory. Unaccounted for units, not returned for any reason, will be charged the full order price per this Agreement or any purchase order.

3.6.	Changes to Products. It is understood that the basic specifications of any Product may be modified by INVO. INVO will notify DISTRIBUTOR of significant changes in specifications that will alter the use or handling of the Product upon at least three (3) months prior written notice to DISTRIBUTOR.

3.7.	Shipment. INVO must deliver to DISTRIBUTOR the Products free from any right or claim of a third person, and deliver the Products to Guangzhou Baiyun International Airport, or any other port of destination in the Territory designated by KangCheng in any relevant purchase order (“Port Of Destination”). Each order shall be shipped within one (1) week after order confirmation by INVO in writing, and such written confirmation shall not be unreasonably withheld. All shipment and delivery of the Products shall be EXW, as that term is defined in Incoterms 2010.

3.8.	NON-CONFORMITY. DISTRIBUTOR shall examine the Products, or cause them to be examined within as short period as is practicable after their arrival at the Port Of Destination. In the event that DISTRIBUTOR discovers any lack of conformity of the Products with the relevant Purchase Order(s) of the DISTRIBUTOR or the specification of the Products, whether with respect to the quantity or quality of the Products delivered, or otherwise, DISTRIBUTOR shall notify INVO in writing, specifying the nature of the lack of conformity, within seven (7) days after DISTRIBUTOR has discovered or ought to have discovered the lack of conformity. Where DISTRIBUTOR has given due written notice of non-conformity to INVO, INVO may at its option, and provided it can do so without unreasonable delay and without causing DISTRIBUTOR unreasonable inconvenience: (i) deliver any missing quantity of Products, without any additional expense to DISTRIBUTOR; or (ii) replace Products with conforming goods, without any additional expense to DISTRIBUTOR; or (iii) reduce the Contract Price according to the degree of inferiority, extent of damage and amount of losses suffered by DISTRIBUTOR.

3.9.	Audit Rights. INVO or its representatives may, not more than twice per calendar year during normal business hours and upon thirty (30) days prior written notice, inspect the books and records of DISTRIBUTOR related to the performance of its obligations under this Agreement. All information received by INVO or its representatives shall be subject to the confidentiality provisions of this Agreement. The cost of the audit or inspection shall be paid by INVO unless such audit reveals that DISTRIBUTOR has made significant violations to the terms and conditions of this Agreement, in which case the cost shall be paid by DISTRIBUTOR.

4. GENERAL CONDITIONS

4.1.	Sales Promotion. DISTRIBUTOR shall use its best efforts to promote, market and sell the Products to the Customers in the Territory, to meet the market demand for the Products for use in the Territory. DISTRIBUTOR shall refrain from misrepresenting the origin of the Products in such a way that would cause one to believe that the Products are manufactured or developed by anyone other than INVO. DISTRIBUTOR shall distribute the Products in the Territory so as to include all warnings and instructions necessary for the proper use of the Products and shall not make any warranty, express or implied, relating to the Products other than the warranty set forth in Section 4.17. DISTRIBUTOR shall only promote and market the Products for the approved indications as stated in the Product labeling.

4.2.	Promotional Materials. DISTRIBUTOR shall ensure that all advertising, promotional literature and packaging for the Products complies with all Applicable Law and regulations. DISTRIBUTOR shall not use any advertising or promotional materials to promote the Products or any packaging that have not been approved in writing by INVO in advance.

4.3.	Registrations. DISTRIBUTOR will notify INVO promptly upon becoming aware of any governmental approval requirements with respect to the Products in the Territory. If governmental registrations, licenses, permits or approvals (collectively, the “Registrations”) are required in the Territory, then DISTRIBUTOR shall, at its own expense, obtain the Registrations that are necessary to allow for the purchase, distribution and resale by DISTRIBUTOR or any of its sub-distributor of the Products in the Territory. DISTRIBUTOR shall cover all the cost, fees and/or charges relating to the Registration with the National Medical Products Administration (“NMPA”), including but not limited to clinical evaluation and/or clinical trial (if necessary). INVO shall supply, free of charge, Product samples and/or free loans of any required hardware, solely for the purpose of product testing at NPMA approved laboratories; and provide, at its own expenses, all technical documentation (including notarization and apostille of such documentation) to the satisfaction of NMPA and/or its approved laboratories. INVO shall reasonably cooperate with the DISTRIBUTOR in connection with obtaining the Registrations. All Registrations shall be owned by and made in the name of INVO to the fullest extent permitted by Applicable Laws and regulations of the Territory. DISTRIBUTOR shall provide INVO with all tangible documents, records, and other property relating to the Registrations. DISTRIBUTOR shall have the right to maintain copies of all Registrations, as necessary for DISTRIBUTOR’s activities authorized hereunder subject to the confidentiality obligations hereof. Unless otherwise stated in this Section 4.3, DISTRIBUTOR shall, at no cost to INVO, execute such documents and instruments and take such further actions as necessary or appropriate to evidence INVO’s ownership of the Registrations.

4.4.	Conduct of Business. DISTRIBUTOR shall conduct, and shall ensure that each of KangCheng and the Sub-distributors conduct, its business in a manner that reflects favorably at all times on the Products and the good name, goodwill and reputation of INVO. Without limiting the generality of the foregoing, DISTRIBUTOR shall (a) avoid deceptive, misleading or unethical practices that are or might be detrimental to INVO or the public, including but not limited to disparagement of INVO or the Products, (b) not publish or employ, or cooperate in the publication or employment of any misleading or deceptive advertising material, (c) make no representations, warranties or guarantees to third parties with respect to the specifications, features or capabilities of the Products that are inconsistent with any representations, warranties or guaranties regarding the Products that are expressly authorized by INVO, (d) use marketing and advertising efforts of high quality and good taste, and preserve the professional image and reputation of INVO and the Products, and (e) use professional and properly trained, as per INVO’s requirements, sales force to promote, market and sell the Products.

4.5.	Inventory. DISTRIBUTOR will maintain an adequate inventory of Products (and accessories) at all times. An “adequate inventory” is defined as an inventory that will allow DISTRIBUTOR to promptly and efficiently meet the demand for INVOcell in the Territory. DISTRIBUTOR shall ensure that, while Products are under its sub-distributor’s responsibility, storage and/or transport conditions shall comply with the conditions set by INVO.

4.6.	Other Regulations. DISTRIBUTOR will keep INVO currently informed, in writing, of all governmental and/or technical regulations that may apply to the Products in the Territory. INVO will determine whether any of the Products will be modified in order to conform to any such regulations, but INVO will not be required to modify any of the Products.

4.7.	INVO Centers. INVO shall be entitled, in its sole discretion and at its sole cost, to establish INVO Centers, whether as new or within existing medical practices, that will promote use of the Products in the Territory through a contractual relationship with or an ownership interest by INVO. INVO shall provide written notice to DISTRIBUTOR not less than ninety (90) days prior to the expected opening of each INVO Center. Distributor will allow INVO to purchase product for these entities for a $[***] premium per unit above the current transfer price provided in Exhibit A.

4.8.	Regulatory Approvals; Compliance with Law.

4.8.1.	INVO represents and warrants that (a) the INVOcell can be marketed having been approved by several regulatory agencies, including clearance from the United States Food and Drug Administration (the “FDA”) (as a class II medical device), the European Union (CE Mark) in compliance with Medical Device Regulation requirements and various other countries in Asia and the Americas, and (b) INVO is ISO 13485 registered. INVO agrees to maintain ongoing quality assurance and testing procedures sufficient to satisfy applicable regulatory requirements of the NMPA.

4.8.2.	DISTRIBUTOR represents and warrants that, at its own expense, it shall have in effect at all times during the Term all licenses, permits, certifications and authorizations from all federal, state, and local authorities necessary to the performance of its obligations under this Agreement, and DISTRIBUTOR is responsible for complying with Applicable Law regarding the sales, distribution and use of the Products within the Territory.

4.8.3.	DISTRIBUTOR shall comply with all governmental laws, regulations, and orders in the Territory that may be applicable to DISTRIBUTOR by reason of its execution of this Agreement, including, without limitation, any requirement to be registered as INVO’s independent distributor with any governmental authority, and including any and all laws, regulations, or orders that govern or affect the ordering, export, shipment, import, sale (including government procurement), delivery, or redelivery of the Products in the Territory as well as data privacy. DISTRIBUTOR shall not engage in any course of conduct that, in INVO’s reasonable belief, would cause INVO to be in violation of the laws of any jurisdiction.

4.8.4.	DISTRIBUTOR represents and warrants that in the performance of its obligations under this Agreement, DISTRIBUTOR shall not act in any fashion or take any action which will render INVO liable for a violation of the U.S. Foreign Corrupt Practices Act (“FCPA”), which prohibits the offering, giving or promising to offer or give, directly or indirectly, money or anything of value to any official of a government, political party or instrumentality thereof in order to assist DISTRIBUTOR or INVO in obtaining or retaining business. INVO shall have the right to terminate this Agreement immediately if DISTRIBUTOR takes any action in violation of the FCPA. DISTRIBUTOR shall indemnify and hold INVO harmless from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) relating to DISTRIBUTOR’s breach of this Section 4.8.4 and the FCPA.

4.8.5.	DISTRIBUTOR shall, at its sole cost and expense, be responsible for the translation of all required labeling and instructions for use (“IFUs”) for the Product(s) into simplified Chinese characters in accordance with then prevailing laws, rules and regulations in force in the Territory. It is expressly understood and agreed that INVO shall have the right to review and approve the labeling of the Products and IFUs for the Products. No changes are allowed to approved labeling and IFUs except accredited translations that have been reviewed and approved by INVO. Furthermore, INVO hereby represents and warrants that it shall be responsible for printing such labeling and IFUs, and insert them into the packing of Product before it is shipped to DISTRIBUTOR.

4.9.	Accurate Records; Reports of Operation. DISTRIBUTOR agrees to maintain accurate and complete books, records and accounts of transactions under this Agreement. DISTRIBUTOR will provide INVO with its actual and forecast usage, market trends for the utilization of Products, and such other information as INVO reasonably requests. DISTRIBUTOR agrees to follow the medical device reporting procedures listed in Exhibit G, as well as any related procedures required under Applicable Law, NMPA rules or other regulatory authorities.

4.9.1.	The INVOcell is classified as a class II medical device by the FDA and as such proper record keeping and traceability information must be maintained by DISTRIBUTOR. DISTRIBUTOR will keep detailed traceable records maintained by lot number of every Product it receives for distribution to Customers in the Territory. Discarded Products must also be kept tracked of and logged with their disposition.

4.9.2.	DISTRIBUTOR is required to report in writing knowledge of any complaints, adverse effect or event that occurs with the use of any Product as soon as practicable to INVO. INVO will have sole responsibility for reporting any adverse event associated with any Product to the applicable governmental authority.

4.10.	No Repackaging or Relabeling. All shipments of the products purchased by DISTRIBUTOR will be used by DISTRIBUTOR in their original configuration including the original labels provided by INVO.

4.11.	Advertising.

4.11.1.	Subject to Sections 4.9.2 and 10, all advertising by DISTRIBUTOR, its agents and employees, and Affiliates will follow general advertising statements and specific instruction as to the use of INVO Trademarks provided by INVO (see Exhibit F).

4.11.2.	The INVO name and branding, and the INVO Trademarks will be featured in advertising and promotion material used by DISTRIBUTOR and targeted to the Territory with respect to the Products, unless otherwise previously agreed upon in writing by INVO. DISTRIBUTOR is required to submit all INVO branded marketing materials of any type to INVO for approval. INVO may request DISTRIBUTOR to alter its advertising, and DISTRIBUTOR will comply with all such requests at its sole expense. INVO will provide approved copies of recommended materials bearing the INVO brand for use by the DISTRIBUTOR while this Agreement is in effect.

4.11.3.	All marketing, promotional materials and advertising will be in compliance with local market regulations of the Territory and approved by INVO.

4.11.4.	DISTRIBUTOR agrees, upon request, to promptly discontinue any promotional activities, advertising or practice which INVO reasonably determines might mislead or deceive the public or which might be detrimental to the good name, trademarks, trade names, goodwill or reputation of INVO or the Products. DISTRIBUTOR may not advertise the Products outside the Territory. Any Product which DISTRIBUTOR advertises or otherwise represents to customers as being made by or obtained from INVO must in fact be so made or obtained.

4.11.5.	Social Media Advertising: DISTRIBUTOR will ensure that any social media accounts used to promote the Products shall contain only promotional information and product labeling that is in compliance with local market regulations in the Territory.

4.12.	Trademark License.

4.12.1.	License. INVO hereby grants to DISTRIBUTOR an exclusive, revocable and royalty-free license to use the INVO Trademarks in the Territory in connection with the promotion, distribution, and sale of the Products during the Term as contemplated by this Agreement. DISTRIBUTOR will conduct its business under its own trade name, but may refer to itself as an authorized distributor of INVO and the Products in the Territory.

4.12.2.	Quality Control. In order to protect the goodwill associated with the INVO Trademarks, DISTRIBUTOR shall use the INVO Trademarks only in connection with the Products sold by DISTRIBUTOR in the Territory in accordance with such written (including via email) guidance and directions furnished by INVO from time to time to ensure that the quality of the goods shall always be satisfactory to INVO. INVO shall be the sole judge of whether or not DISTRIBUTOR has met or is meeting the standards of quality so established. DISTRIBUTOR will permit duly authorized representatives of INVO to inspect the premises of and all forms of use of the INVO Trademarks by DISTRIBUTOR at all reasonable times, for the purpose of ascertaining or determining compliance with these quality control measures.

4.12.3.	No Grant of License. Except for the limited rights granted to DISTRIBUTOR in Section 4.12.1 above, nothing contained in this Agreement shall give DISTRIBUTOR or any other person or entity any rights or interest in any INVO Trademark, and DISTRIBUTOR agrees that it will not at any time during or after termination of this Agreement assert or claim any interest in, or do anything which may adversely affect the validity or enforceability of any INVO Trademark or the rights of INVO therein.

4.12.4.	Ownership. DISTRIBUTOR acknowledges and agrees that, as between INVO and DISTRIBUTOR, INVO owns and shall continue to own all right, title and interest in and to the INVO Trademarks throughout the world, and to any registrations that have issued or may issue thereon. The Parties acknowledge that any and all goodwill arising from DISTRIBUTOR’s use of the INVO Trademarks shall inure to the benefit of INVO. DISTRIBUTOR agrees to cooperate and assist INVO in preserving INVO’s interest in the INVO Trademarks. DISTRIBUTOR agrees not to challenge INVO’s ownership or validity of the INVO Trademarks or any derivation thereof worldwide. Upon termination or expiration of this Agreement, DISTRIBUTOR shall cease all display, advertising and use of the INVO Trademarks and shall not thereafter use, advertise or display any trade name, trademark, logo or other trade designation which is, or any part of which is, the same as or confusingly similar to the INVO Trademarks or any such trade name, trademark or other designation associated with INVO or the Products. DISTRIBUTOR shall not at any time use or register the INVO Trademarks or any other trademark or trade name used by INVO, whether alone or in combination with other words or symbols, or any mark, name or logo which is, or any part of which is, confusingly similar to any designation associated with INVO or the Products. The provisions of this Section shall survive termination of this Agreement.

4.12.5.	Enforcement. If DISTRIBUTOR believes that a third party has violated or infringed, or threatens to violate or infringe the INVO Trademarks, DISTRIBUTOR shall promptly notify INVO thereof and confer with INVO as to appropriate steps necessary to police such infringement.

4.13.	Commercial Practices. DISTRIBUTOR will at all times respect the laws and rules of commerce and fair competition in the Territory. DISTRIBUTOR attests that it will not enter into exclusive agreements with Customers to enforce the sale and use of only DISTRIBUTOR owned INVO Products in the Territory.

4.14.	Inspection. In the event of a breach and upon request with fourteen (14) days reasonable notice and subject to the prior consent of the DISTRIBUTOR, INVO and its representatives will have reasonable access, during normal working hours, to DISTRIBUTOR’s place(s) of business to review DISTRIBUTOR’s compliance with this Agreement.

4.15.	Cooperation with Recall. If INVO, or one of INVO’s suppliers, institutes a recall or other field action including but not limiting notification campaign, or similar program, with respect to any and all of the Products, DISTRIBUTOR will implement such recall or other field actions (including location and retrieval of the recalled Products) with respect to DISTRIBUTOR’s customers in accordance with the written instruction of INVO to comply with the terms and goals of such campaign or program. INVO agrees to refund within a reasonable period of time the EXW price, freight charges and insurance on shipment, import tax and VAT paid by DISTRIBUTOR for such recalled Products and any reasonable out of pocket administrative costs and freight charges and insurance on shipment incurred by the DISTRIBUTOR relating to such recall.

4.16.	Limited Warranty. INVO’s Warranty is for the entire Shelf Life of the product until it’s expiration date on the product label. INVO WILL HAVE NO LIABILITY TO DISTRIBUTOR, CUSTOMERS OR OTHER THIRD PARTIES FOR CLAIMS OR DAMAGES OF ANY KIND, INCLUDING INCIDENTAL OR CONSEQUENTIAL DAMAGES, OTHER THAN AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT. No employee, agent or representative of INVO has the authority to bind INVO to any oral representation or warranty concerning any Product. Any oral representation or warranty made prior to the purchase of any Product and not set forth in writing and signed by a duly authorized officer of INVO shall not be enforceable by DISTRIBUTOR. INVO makes no warranty and shall have no obligation with respect to expendable or consumable parts and supplies or with respect to damage caused by or resulting from accident, misuse, neglect or unauthorized installation, alterations or repairs to the Products.

If used as authorized in accordance with INVO specifications, INVO’s limited warranty provides that the Products will not have significant defects in materials or workmanship that make the Product unusable. If the Product is deemed unusable or defective by the Parties, such limited warranty entitles DISTRIBUTOR to the sole remedy of receiving replacement Product from INVO for any Products still under warranty. INVO makes no warranty or representation that the Products will meet any customer-specific requirements. INVO makes no warranty, implied or otherwise, regarding the performance or reliability of any third-party products such as culture medium. This limited warranty does not cover damage of any sort resulting from, but not limited to, accidents, improper storage, improper operation, alterations, tampering, abuse, neglect, fire, flood, war, or acts of God. Additionally, this limited warranty does not cover unintended use, failure to follow IFUs, re-use, modification to the Products or INVO Procedure or unauthorized repair/modification of the Products. INVO EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING THE WARRANTIES OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.

4.17.	Warranty Return Procedures. DISTRIBUTOR shall be responsible for all communication concerning warranty claims, maintenance and support requests. DISTRIBUTOR shall comply with INVO’s Product return procedures. This procedure is called the “return material authorization” (“RMA”) procedure. At its option, INVO may (a) replace defective Product(s) that are covered by INVO’s limited warranty and returned in accordance with INVO’s RMA procedure or (b) provide a refund to the DISTRIBUTOR of the price paid to INVO for such Product. INVO shall pay freight charges on shipments to DISTRIBUTOR of the replaced Product(s) under warranty and be responsible for the import tax and duty incurred by replacing the Product(s); provided, however, that DISTRIBUTOR shall pay all taxes (other than import tax) if applicable and other charges on such shipments. Products that INVO determines are not defective, not under warranty or not returned in compliance with INVO’s RMA procedure shall be returned to DISTRIBUTOR and DISTRIBUTOR shall pay all freight, insurance, taxes and other charges related to these Products. It is DISTRIBUTOR’s responsibility to manage its inventory of INVO Products. Any Products that exceed the expiration date (shelf life) may be used for demonstration purposes and training only.

4.18.	Indemnification.

4.18.1.	DISTRIBUTOR shall defend, indemnify and hold harmless INVO, its officers, directors, their successors, representatives and assigns, and INVO affiliated companies against any and all liability, claims, causes of action, suits, damages and expenses (including reasonable attorneys’ fees and expenses), which they, or any of them are or become liable for, or may incur, or be compelled to pay by reason of any acts, whether of omission or commission, that may be committed by DISTRIBUTOR, any of its servants, affiliates or employees or any other persons who are connected with the distribution and use of the Products in the Territory in connection with the performance of this Agreement. DISTRIBUTOR releases INVO and its affiliated companies from any direct, collateral, incidental or consequential damages, whether for personal injury or property damage, in connection with DISTRIBUTOR’s or such other persons’ use or other disposal of any Product in the Territory. DISTRIBUTOR shall also be liable for any and all liability, claims, causes of action, suits, damages and expenses suffered or may be suffered by INVO due to the breach of this Agreement by DISTRIBUTOR.

4.18.2.	INVO will defend, indemnify and hold harmless DISTRIBUTOR, its officers, directors, their successors, representatives and assigns, and DISTRIBUTOR affiliated companies against any and all liability, claims, causes of action, suits, damages and expenses (including reasonable attorneys’ fees and expenses), which they, or any of them are or become liable for, or may incur, or be compelled to pay by reason of any acts, arising from INVO’s breach of this Agreement. INVO releases DISTRIBUTOR and its affiliated companies from any direct, collateral, incidental or consequential damages, whether for personal injury or property damage, in connection with INVO’s or such other persons’ sale or other disposal of any Product, except for such damages as are covered by insurance. DISTRIBUTOR will not be liable to INVO for any claim arising from or based upon the manufacture of the INVOcell. INVO will not be liable to DISTRIBUTOR for any claim arising from or based upon the combination or use of any Product with other products not supplied by INVO, or arising from any alteration, modification or misuse by DISTRIBUTOR or others of Products or by an error committed during an INVO Procedure.

4.18.3.	The provisions of this Section 4.18 will survive the termination or expiration of this Agreement.

4.19.	Status of the Parties. DISTRIBUTOR and DISTRIBUTOR’s employees are in no way the sales representatives or agents of INVO for any purpose whatsoever and have no right or authority to represent themselves or act as such or in any way to bind INVO to any obligation to a third party, and they will not assume or create in writing or otherwise any obligation of any kind, express or implied, in the name of or on behalf of INVO, unless specifically authorized to do so in writing by INVO and in accordance with the conditions specified by INVO.

4.20.	Independent Contractor. DISTRIBUTOR warrants and agrees that it will be at all times an independent contractor, and that it will do business at its own risk and for its own profit and not as a joint venture, agent or employee of INVO or of any of its affiliated companies. DISTRIBUTOR and employees will not be entitled to any benefits, privileges or compensation given or extended by INVO to INVO’s employees. All personnel of DISTRIBUTOR will be deemed to be DISTRIBUTOR’s employees exclusively, and their entire management, direction and control will be the responsibility of DISTRIBUTOR.

4.21.	Limitation of Actions. Any cause of action for breach of warranty must be brought by DISTRIBUTOR, if at all, within fifteen (15) days from the date the cause of action occurred.

5. REPRESENTATIONS AND WARRANTIES OF DISTRIBUTOR

5.1.	DISTRIBUTOR specifically represents, warrants and agrees to the following and agrees to indemnify, defend and hold INVO and its affiliated companies harmless from the results of any failure on its part to comply with the following:

5.1.1.	Onesky is a corporation duly incorporated in Hong Kong, and KangCheng is a limited liability company duly incorporated in China. DISTRIBUTOR each has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as contemplated to be conducted. DISTRIBUTOR is duly qualified to transact business as a corporation in its jurisdiction, and is in good standing in its jurisdiction in which the failure to do so would have a material adverse effect on its business, properties, prospects or condition (financial or otherwise).

5.1.2.	The DISTRIBUTOR will make available to INVO upon request true, correct, and complete copies of its business license, certificate of incorporation, its bylaws and any similar documents all as in effect on the Commencement Date, as well as an officially stamped copy of its certificate of good standing or similar document.

5.1.3.	The DISTRIBUTOR has all requisite corporate power and authority to execute and deliver this Agreement and to perform fully its obligations hereunder. The execution and delivery of this Agreement and any related documents, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of the DISTRIBUTOR. This Agreement has been duly executed and delivered by the DISTRIBUTOR and constitutes legal, valid and binding obligations of the DISTRIBUTOR, enforceable against the DISTRIBUTOR in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity.

5.1.4.	The execution, delivery and performance by the DISTRIBUTOR of this Agreement and any related document, and the performance of all of the obligations of the DSITRIBUTOR under this Agreement and any related document have been authorized by the DISTRIBUTOR’s board of directors, and no other corporate action on the part of the DISTRIBUTOR and no other corporate or other approval or authorization is required on the part of the DISTRIBUTOR or any other individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, or a government or any agency or political subdivision thereof or other entity of any kind (each a “Person”), by law or otherwise, in order to make this Agreement and any related documents the valid, binding and enforceable obligations (subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief, or other equitable remedies) of the DISTRIBUTOR, as the case may be.

5.1.5.	DISTRIBUTOR is not in violation of or default under any provision of its business license, certificate of incorporation, its bylaws or any similar document. The execution, delivery, and performance of, and compliance with this Agreement, and the consummation of the transactions contemplated hereby, have not and will not:

5.1.5.1.	violate, conflict with or result in a breach of any provision of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, any of the terms, conditions or provisions of the DISTRIBUTOR’s, business license, certificate of incorporation, its bylaws or similar document, or any Material Contract (as defined below); or

5.1.5.2.	violate any law of any court or federal, state, county or local government or any other governmental, regulatory or administrative agency or authority which is applicable to the DISTRIBUTOR, or any of their assets, properties or businesses.

“Material Contract” shall mean any written and oral contract, agreement, deed, mortgage, lease, sublease, license, instrument, note, commitment, commission, undertaking, arrangement or understanding (i) which by its terms involves, or would reasonably be expected to involve, aggregate payments by or to the DISTRIBUTOR during any 12-month period in excess of $50,000, or (ii) the breach of which by the DISTRIBUTOR or any subsidiary would be material to the DISTRIBUTOR or such subsidiary.

5.1.6.	DISTRIBUTOR will, and DISTRIBUTOR shall ensure that each of its Sub-distributors will, comply in all respects with all federal and state laws and laws, regulations and standards in the Territory and other jurisdictions that are applicable to its activities under this Agreement as such laws, regulations and standards may be amended from time to time, including without limitation any applicable export or import laws and regulations of the United States of America, China and Hong Kong (“Applicable Law”), and will conduct its activities in accordance with professional business practices of honesty and integrity. In that connection, the DISTRIBUTOR represents and agrees that: (1) it will from time to time confirm to INVO, upon written request by INVO, that it is in compliance with Applicable Law, INVO’s code of conduct and any other INVO policy, protocol and procedure relating to the transaction of business in the Territory that has been communicated in writing to the DISTRIBUTOR; and (2) none of its partners, owners, principals, officers or staff members are officials, officers or representatives of any government or political party or a candidate for political office, and no part of the revenue it is to receive as a result of this Agreement will be used for any purpose which would violate Applicable Law.

5.1.7.	DISTRIBUTOR will, and DISTRIBUTOR shall ensure that each of its Sub-distributors will, employ its own personnel and ensure it is well-trained on regulatory compliance issues to perform DISTRIBUTOR’S marketing, contract negotiations, and billing and collections activities.

5.1.8.	DISTRIBUTOR will enter into its own contracts with Customers and vendors, and will maintain, manage and ship Products from its own inventory.

5.1.9.	DISTRIBUTOR represents and warrants that it is adequately and appropriately capitalized and insured, as reasonable and customary for a medical device distributor with significant investment, and has purchased adequate insurance policies (to the extent such insurance policy is commercially available in the Territory) for its business operation and performing its obligations under this Agreement.

5.1.10.	Unless otherwise stated in this Agreement, DISTRIBUTOR will be responsible for any and all expenses, charges, fees, and taxes that may be levied or imposed by any authority within the Territory or elsewhere, upon DISTRIBUTOR by reason of its activities under this Agreement.

5.1.11.	The DISTRIBUTOR understands and confirms that INVO is relying on the foregoing representations in transacting business with the DISTRIBUTOR. No representation or warranty by the DISTRIBUTOR contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

6. RESPONSIBILITIES OF INVO

6.1.	INVO will furnish to DISTRIBUTOR current information on procedures, protocols, Products, and any information changes concerning the Products, and will inform DISTRIBUTOR in writing of all changes to the Price outlined in Exhibit A.

6.2.	INVO will cooperate with DISTRIBUTOR in promoting the use of the Products and will supply DISTRIBUTOR with copies of product bulletins, advertising material, published literature and other sales promotion aides, of a type that INVO believes will allow DISTRIBUTOR to enhance the marketing and marketability of the Products and INVO Procedure’s adoption. The shipping costs, taxes, and other applicable expenses of such materials will be paid by DISTRIBUTOR under Incoterm EXW guidelines as that term is defined in Incoterm 2010, unless otherwise agreed in writing by the Parties. INVO will furnish to DISTRIBUTOR, upon request, photographs, retouching, negatives or engravings from INVO available stock, but DISTRIBUTOR will pay for all literature or advertising in which it uses any such materials.

6.3.	INVO will furnish to the DISTRIBUTOR such reasonable quantity of Product samples free of charge, technical and clinical advice, assistance and support as INVO believes is reasonable to enable DISTRIBUTOR to register and sell the Products in the Territory.

6.4.	INVO shall provide Product training to DISTRIBUTOR’s product manager, sales personnel and key account Customers on an as-needed basis during the Term of this Agreement to enable DISTRIBUTOR to promote the sales of Product and to perform post-sales customer training, technical assistance and support for its Customers. Such Product training shall be conducted, at mutually agreed upon frequency, times and locations requested by DISTRIBUTOR and agreed upon by INVO, and will be free of charge provided, however, that DISTRIBUTOR shall be responsible for all out-of-pocket expenses incurred in connection with such Product training, including travel, airfare and lodging expenses incurred by DISTRIBUTOR’s personnel while attending such training.

7. MINIMUM PURCHASE AMOUNTS

During the term of this Agreement, DISTRIBUTOR agrees to purchase from INVO a minimum number of Products per year commencing the date of NMPA approval, as outlined in Exhibit D. DISTRIBUTOR expressly acknowledges that (a) such commitment is a reasonable estimate of the amount of Products it can distribute within the Territory; and (b) that to maintain the exclusive nature of this Agreement, DISTRIBUTOR will need to pay INVO the Price associated with such minimum Product amounts.

8. USE OF OTHER PRODUCTS

8.1.	Upon termination of the Agreement by DISTRIBUTOR or INVO for cause, DISTRIBUTOR will not, and DISTRIBUTOR will not, without INVO’s prior written consent, during the Term, use, manufacture, aid in the manufacture, export, sell, distribute or otherwise handle such competing products or offer competing in-vivo intravaginal fertility services or directly or indirectly facilitate or promote the use, distribution or sale of any competing products or hold or acquire, directly or indirectly, any participation in any organization or entity using, selling, distributing or otherwise handling competing products or manufacture or reproduce, in whole or in part, any Products, unless otherwise agreed to in writing prior to the execution of this Agreement. For the purposes hereof, “competing products” means any products similar to any of the Products manufactured by INVO or which can be put to identical or similar in-vivo intravaginal fertility procedure uses or which might compete with or hinder the sale of such Products and INVO Procedures, a specific name list of competing products to be provided by INVO in writing. Non-compliance by DISTRIBUTOR with the provisions of this Section 8.1 during the Term will constitute an incurable default under this Agreement.

8.2.	If this Section 8 or any part of it is held by a court or arbitration panel, administrative body or governmental agency of competent jurisdiction to be invalid, illegal or unenforceable for any reason, it is agreed that within such jurisdiction the restrictions set forth in this Section 8 will automatically be considered modified to embrace the greatest possible time and area of restriction then permitted under Applicable Law, and such invalidity, illegality or unenforceability will not impair the enforceability of these restrictions as so modified nor in any manner otherwise affect the remaining provisions of this Agreement.

9. TECHNICAL INFORMATION; CONFIDENTIALITY

9.1.	INVO will furnish to DISTRIBUTOR technical information to assist DISTRIBUTOR in the sales, distribute and use of the Products in the Territory. DISTRIBUTOR acknowledges that this Agreement, all technical and commercial information and know-how furnished by INVO and its affiliated companies to DISTRIBUTOR and discussions between the Parties (collectively, the “Confidential Information”) during the term of this Agreement are proprietary and are of a highly confidential and secret nature. Both Parties further acknowledge that Confidential Information shall also include, without limitation, information concerning the other Party’s or its affiliated companies’ distributor network, business development plans, marketing strategies, budget and/or other financial/accounting information or materials in whatever form not generally known to the public.

9.2.	Both Parties agree that all Confidential Information provided by one Party to the other Party is given and received in strict confidence and is to be used by both Parties solely for the purpose of carrying out the purpose of this Agreement. Both Parties will keep in strict confidence the Confidential Information and will not, for any reason whatsoever, reveal, disclose, sell or transfer any part of such Confidential Information, directly or indirectly, to its own employees or agents or to any third party except as permitted by the terms of this Agreement.

9.3.	In the performance of its obligations under this Section 9, both Parties will, at their own cost, take all precautions and steps which may be reasonably requested in order to protect Confidential Information (including the bringing of legal action in order to ensure that others respect this undertaking of confidentiality). Nothing in this Agreement should be interpreted as prohibiting either Party from bringing such legal actions at its own expense within or outside the Territory as it may choose.

9.4.	Both Parties will have the right to disclose Confidential Information to those of its employees, agents and any subsidiaries who require the information on a need-to-know basis and both Parties agree to exercise a reasonably high degree of care in the selection of its employees, subsidiaries and agents to whom Confidential Information will be disclosed, and to bind them to obligations of confidentiality at least as stringent as those provided for in this Agreement. Both Parties will indemnify and hold the other Party harmless for the consequences of any unauthorized disclosure or misuse of such Confidential Information because of the breach of this Section 9.

9.5.	Both Parties obligations set forth in this Section 9 will survive and remain in effect even after the expiration or the termination of this Agreement.

9.6.	It is expressly agreed that the obligations of both Parties to maintain the confidentiality of Confidential Information under this Section 9 will not apply to any information which:

9.6.1.	was in the public domain at the time of disclosure to the other Party;

9.6.2.	was in the possession of the other Party without binder of secrecy prior to disclosure to it; or

9.6.3.	though confidential at the time of disclosure, subsequently becomes part of the public domain through no fault of the either Party.

9.7.	Each Party will immediately inform the other if it becomes aware of any violations of Confidential Information rights within the Territory or otherwise. If either Party, after consultation with the other Party but in its entire discretion, decides to institute a legal action in its own name, it may do so at its own expense. The other Party may participate in such legal action at its own cost. The initiating Party will have the final decision with regard to the conduct of all such legal actions and will retain all settlements, recoveries and judgments arising from such actions, after reimbursement to the other Party for out-of-pocket expenses, if any, incurred by the other Party in connection with legal action taken at the initiating Party’s specific request. If the other Party decides not to participate in such legal action, it will cooperate with the initiating Party and assign to the initiating Party any claims it may have, without compensation.

9.8.	Both Party’s obligations upon the expiration or termination of the Agreement are to return all Confidential Information upon written request from the other Party.

9.9.	DISTRUBUTOR shall be liable for any breach of this Section 9 of its Affiliates or the Sub-distributors who have received the Confidential Information.

10. TRADEMARKS, BRANDING and PATENT RIGHTS

10.1.	DISTRIBUTOR acknowledges that the INVO Trademarks are the exclusive property of INVO and/or its affiliated companies. DISTRIBUTOR undertakes throughout the Term to display the INVO Trademarks in publications, signs and displays and in other suitable advertising and sales promotion media of all types in association with the names and/or illustrations of the INVO Procedure and the Products or on such Products themselves only in a manner that is in compliance with such rules and regulations regarding their use as INVO provides to DISTRIBUTOR. Neither DISTRIBUTOR nor any assistant, employee or affiliate/subsidiary of DISTRIBUTOR will acquire any right or interest whatsoever, as a result of this Agreement, in any patents, the INVO Trademarks or other trademarks, trade names, branding, logos owned by INVO or its affiliated companies or other industrial property rights of INVO or its affiliated companies or will use same in any manner except as explicitly authorized by INVO.

10.2.	If any case of unfair competition or infringement by third parties in the Territory of the INVO Trademarks or other trade names, trademarks, branding or other industrial property rights of INVO or its affiliated companies or of the manufacturers of Products which are not INVO Products comes to the knowledge of DISTRIBUTOR, the latter will inform INVO immediately. INVO will, at its own discretion, decide whether it will prosecute any such case of which it is so notified and in what manner it will prosecute. At the request of INVO, DISTRIBUTOR will assist INVO to the best of its ability.

10.3.	DISTRIBUTOR may not directly or indirectly, in whole or in part use any of the INVO Trademarks, branding or any other trademark, branding or trade name that is now or may hereafter be owned by INVO or its affiliated companies as part of DISTRIBUTOR’s corporate or business name, or in away in connection with DISTRIBUTOR’s business, unless INVO has specifically consent to any such use in writing.

10.4.	DISTRIBUTOR acknowledges that any patent developed by or during the Term for any use of, with or for the INVOcell or the INVO Procedure will be owned by INVO. DISTRIBUTOR shall not reverse engineering any Product or patent owned or developed by INVO.

10.5.	DISTRIBUTOR acknowledges that any breach of its obligations regarding INVO Confidential Information will cause INVO irreparable injury for which there are no adequate remedies at law, and therefore INVO will be entitled to equitable relief in addition to all other remedies provided by this Agreement or available at law.

11. NOTICES

Any notice regarding this Agreement should be in writing and should be sent by registered or certified mail, postage prepaid, to the party notified, addressed to the Party at its address outlined below, or any updated address that a Party may have submitted in writing to the other Party:

INVO:	INVO Bioscience, Inc.
Attn: Chief Financial Officer
5582 Broadcast Court
Sarasota, FL 34240
legal@invobio.com

DISTRIBUTOR:	Onesky Holdings Limited
Attn: Director
Room 2214, 22nd Floor Mira Place Tower A
132 Nathan Road, Kowloon, Hong Kong
cmchan@biomedichk.com

CC:	Guangzhou Kang Cheng Medical Devices Co., Limited
Attn: CEO
Room 2701A R&F To-Win Building
30 Hua Xia Road, Tianhe District
Guangzhou, China 510623
ralf@biomedichk.com

12. ENTIRE AGREEMENT; MODIFICATIONS

This Agreement, including exhibits, forms the entire Agreement and understanding between the Parties regarding this license and distributorship relationship. This Agreement may only be amended in writing signed by duly authorized representatives of both Parties.

13. FORCE MAJEURE

Neither Party will be liable for any claim regarding a failure to perform under this Agreement if the failure to perform is due to any cause beyond the Party’s reasonable control, including without limitation, acts of God, acts of civil or military authority, labor disputes, fire, riots, civil commotions, sabotage, war, embargo, blockade, floods, epidemics, power shortages, or governmental restrictions.

14. ENGLISH LANGUAGE TEXT

This Agreement has been executed in the English language, and any interpretation or construction of this Agreement will be based on the English language text.

15. GOVERNING LAW

This Agreement has been entered into in the State of New York and will be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of law. The Parties also agree that all sales made by INVO to DISTRIBUTOR during the term of this Agreement will be made, if made, by the acceptance by INVO of orders in any state of the United States of America in which INVO operates. This Agreement will not be subject to the United Nations Convention for the International Sale of Goods. Non-exclusive jurisdiction of any disputes under this Agreement will lie in Federal courts of the Southern District of the State of New York, without prejudice to the right of the parties to commence legal proceedings in any other jurisdiction.

16. ASSIGNABILITY ; SUCCESSORS AND ASSIGNS

This Agreement and the rights and obligations of DISTRIBUTOR outlined in this Agreement are not assignable by DISTRIBUTOR, by operation of law or otherwise, without the prior written consent of INVO. Any attempted assignment in violation of this Section 16 will be considered void. INVO will have the right, without notice to DISTRIBUTOR, to assign all or any part of its rights and obligations under this Agreement, but only to one of its affiliated companies. It is expressly agreed that this Agreement will be binding on and will benefit the successors and permitted assigns of the Parties.

17. WAIVER

The failure of either Party at any time to require performance by the other Party of any provision in this Agreement will not affect the full right to require such performance at a future date, and a waiver of any one breach should not be considered a waiver of any other breaches.

18. EQUITABLE RELIEF

Both Parties acknowledges that any breach of its obligations regarding Confidential Information for each Party will cause the other Party irreparable injury for which there are no adequate remedies at law, and therefore the breached Party will be entitled to equitable relief in addition to all other remedies provided by this Agreement or available at law. DISTRIBUTOR further acknowledges that any breach of its obligations regarding INVO Trademarks will cause INVO irreparable injury for which there are no adequate remedies at law, and therefore the INVO will be entitled to equitable relief in addition to all other remedies provided by this Agreement or available at law.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized respective officers as of the Commencement Date.

DISTRIBUTOR:	Onesky Holdings Limited INVO: INVO Bioscience, Inc.

By:	/s/ Chan Chi Ming	By:	/s/ Michael Campbell
Name:	Chan Chi Ming	Name:	Michael Campbell
Title:	Director	Title:	COO\VP Business Development

DISTRIBUTOR: Guangzhou Kang Cheng
Medical Devices Co., Limited

By:	/s/ Xiang Shu Qin
Name:	Xiang Shu Qin
Title:	CEO

EXHIBIT A

Products, Pricing and Payment Terms

(US dollars)

1.	PRODUCTS

PRODUCT	PART #	DISTRIBUTOR PRICING (Incoterm 2010: EXW)
INVOcell	FG-002	[***] USD
The INVOcell is a single use three-part sterile assembly
INVOcell Retention Device		Included with INVOcell FG-002
The INVOcell retention device is a specially designed single use retention device that supports the retention of the INVOcell within the vaginal cavity.

INVO Bioscience will not increase the price for the first three (3) years after receiving NMPA approval, and such new Distributor Price will not be effective until ninety (90) days after INVO gives DISTRIBUTOR written notice of such change.

INVO warehouse facility:

NORTHEAST 3PL

20 North Wentworth Avenue

Londonderry, NH 03053, USA

Minimum volume for each purchase order:

INVOcell comes in a box of 6 units, minimum order is 12 boxes.

2.	PAYMENTS TERMS & TAXES

At the time of shipping the Products to DISTRIBUTOR, INVO shall invoice DISTRIBUTOR for the Products included in such shipment. All orders will be invoiced and billed to Onesky Holdings Limited. DISTRIBUTOR shall pay each such invoice within thirty (30) days after the date thereof. DISTRIBUTOR shall make all payments in United States Dollars, in immediately available funds, by wire transfer to such account as INVO designates for such purpose. Any late payment by DISTRIBUTOR shall be a material breach of this Agreement set forth in Section 3.3.

DISTRIBUTOR shall pay all sales, use and transfer taxes and other charges arising out of the purchase and sale of the Products, including any VAT and personal property taxes and all customs inspection fees and duties, applicable to the sale and transport of the Products by DISTRIBUTOR in the Territory which are applicable thereto. INVO shall not be responsible for any business, occupation, withholding or similar tax, or any taxes of any kind, relating to the purchase and sale of the Products.

3.	DISTRIBUTION FACILTY

INVO will ship to DISTRIBUTOR’s preferred facility to hold inventory for direct distribution in the Territory by DISTRIBUTOR. INVO will invoice DISTRIBUTOR for the shipment costs.

EXHIBIT B

Territory

People’s Republic of China, excluding Hong Kong, Macau and Taiwan.

EXHIBIT C

[deleted]

EXHIBIT D

Minimums; Business Plan; Forecast

As a requisite to retain exclusivity in the Territory, the following milestones, based on a review of the Territory and its market potential, must be adhered too by DISTRIBUTOR.

1.	MINIMUM PURCHASE AMOUNTS

Year 1 after NMPA approval Date: 640,000 USD

Year 2 after NMPA approval Date: 1,280,000 USD

Year 3 after NMPA approval Date: 3,200,000 USD

Year 4 after NMPA approval Date: 4,000,000 USD

Year 5 after NMPA approval Date: 5,000,000 USD

For the avoidance of doubt, Minimum Purchase Amount shall include sales of Products directly purchased by DISTRIBUTOR

See attached as Exhibit E.

2.	FORECAST

DISTRIBUTOR will provide a non-binding, 12-month rolling forecast updated bi-annually to allow INVO to maintain sufficient inventory to meet DISTRIBUTOR’s requirements.

EXHIBIT E

Business Plan

See attached file named “INVO Onesky business plan - Exhibit E.pdf”.

EXHIBIT F

INVO Trademarks and Branding

1.	REGISTERED TRADEMARKS

INVOcell®

INVO®

INVO Bioscience®

INVO Center®

2.	BRANDING

INVOcell, Life Begins Within

Intravaginal Culture (IVC)

Product logos:

3.	BRANDING

DISTRIBUTOR must use language and messaging approved by INVO when describing the Products. Please see invobio.com and invocell.com for approved content. Examples:

●	Intravaginal culture (IVC) is the process where a woman’s body acts as a natural incubator. The first and only FDA-cleared, CE-marked medical device for IVC, INVOcell holds the eggs and sperm within the woman’s body during fertilization and early embryo development. A safe, intimate way for women to be connected right from the very beginning. With INVOcell, Life Begins Within.

●	INVOcell allows fertilization and early embryo development to take place within the woman’s body. It creates efficiencies throughout the whole process, making it easier to treat more people.

EXHIBIT G

Medical Device Reporting

1.	In the event DISTRIBUTOR considers or has reason to believe that a Product that it has placed on the market is not in conformity with Applicable Law or regulations, is defective or falsified, DISTRIBUTOR shall suspend sales and immediately inform INVO, so that INVO may address the issue and promptly inform any relevant authority.

2.	DISTRIBUTOR shall cooperate with INVO and the competent authorities to ensure that necessary corrective action(s) are taken to bring any non-conforming Product into conformity, to withdraw it, and/or recall it.

3.	DISTRIBUTOR shall immediately report to INVO all matters of vigilance in writing, including complaints or reports of suspected incidents related to Products that DISTRIBUTOR has placed on the market. INVO will inform any relevant authority of such matters. DISTRIBUTOR shall provide INVO the information required on Form-028, attached hereto as Exhibit H regarding the alleged product issue.

4.	DISTRIBUTOR shall keep a register of complaints, of defective Products and of any recalls and withdrawals for a minimum of ten (10) years after the related Products were shipped by DISTRIBUTOR to Customers. DISTRIBUTOR shall provide INVO with a copy of such register and information to allow an investigation to occur. INVO will inform any relevant authority of any such investigation.

5.	DISTRIBUTOR shall maintain proper traceability records of Products for a minimum of ten (10) years after shipment by DISTRIBUTOR to Customers, including information regarding:

5.1.	All details on Products directly received by DISTRIBUTOR; and

5.2.	All details on recipients to whom DISTRIBUTOR has supplied Products, in particular any health institution or healthcare professional.

6.	DISTRIBUTOR shall co-operate with INVO or its authorized representative, if applicable, in matters of vigilance and compliance to Applicable Law.

7.	DISTRIBUTOR shall ensure that, while Products are under its responsibility, storage and/or transport conditions shall comply with the conditions set by INVO.

EXHIBIT H

Title: Customer Service Call Form	Document # Form-028	Rev: 1	Date: 2/8/2022
INVO bioscience				

Name of person completing form: Date:

Contacts Name:

Contacts Phone Number:

Contacts e-mail:

Customer/Clinic Name:

Address:

Customer/Clinic Account Number:

Part Number: Lot Number: Description:

Describe details of the issue/problem:

Questions- ask only relevant ones for issue reported:

1. Is the complaint related to an INVO Bioscience Device? .... Yes ☐ No ☐ N/A ☐
2. Is the device manufactured by another company?........................... Yes ☐ No ☐ N/A ☐
3. Does the situation reasonably suggest that the device:
   a. May have caused or contributed to a death? .... Yes ☐ No ☐ N/A ☐
   b. May have caused or contributed to a serious injury? .... Yes ☐ No ☐ N/A ☐
   c. Has malfunctioned?.. Yes ☐ No ☐ N/A ☐
4. If question 3.b was YES, answer the following regarding the device related event.
   a. Was the event life threatening? .... Yes ☐ No ☐ N/A ☐
   b. Did the event result in permanent impairment of a body function or permanent damage to a body structure? .... Yes ☐ No ☐ N/A ☐
   c. The event necessitated medical or surgical intervention by a health care professional to preclude permanent impairment or damage? .... Yes ☐ No ☐ N/A ☐
      Describe:
5. Were you able to continue with the INVOcell procedure? .... Yes ☐ No ☐ N/A ☐

Will device be returned? Yes ☐ No ☐ Prepaid return label sent: ☐ Date:

Other Comments:

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